As filed with the Securities and Exchange Commission on May 25, 2001
                                                  Registration No. 333-58294
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                _______________

                              AMENDMENT NO. 1 TO
                                   FORM S-4
                            Registration Statement
                                     under
                          the Securities Act of 1933
                                _______________

                         Marriott International, Inc.
            (Exact name of registrant as specified in its charter)

         Delaware                               7011                      52-2055918
(State or other jurisdiction of      (Primary Standard Industrial     (I.R.S.  Employer
incorporation or organization)       Classification Code Number)     Identification No.)

                              10400 Fernwood Road
                              Bethesda, MD  20817
                                (301) 380-3000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           Joseph Ryan, Executive Vice President and General Counsel
                         Marriott International, Inc.
                     10400 Fernwood Road, Dept. 52/923.30
                              Bethesda, MD  20817
                                (301) 380-3000

                                  Copies to:

         John F. Olson, Esq.                         Ward R. Cooper, Esq.
       Stephanie Tsacoumis, Esq.                  Marriott International, Inc.
      Gibson, Dunn & Crutcher LLP           10400 Fernwood Road, Dept. 52/923.23
      1050 Connecticut Avenue, N.W.                   Bethesda, MD  20817
          Washington, DC 20036                          (301) 380-7824
         (202) 955-8500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________________

If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this prospectus is not complete and may be changed. A + + registration statement relating to these securities has been filed with the + + Securities and Exchange Commission. These securities may not be sold nor may +
+ offers to buy be accepted before the registration statement becomes          +
+ effective. This prospectus is not an offer to sell securities and is not + + soliciting an offer to buy these securities in any state where the offer or +
+ sale is not permitted.                                                       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                   SUBJECT TO COMPLETION, DATED MAY 25, 2001


                                    [LOGO]

                                 $300,000,000

                         Marriott International, Inc.

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING

                          7% Series E Notes due 2008
             ($300,000,000 aggregate principal amount outstanding)
                                      for
                          7% Series E Notes due 2008
                  Registered Under the Securities Act of 1933

     . The exchange offer expires at 5:00 p.m., New York City time, on __________, 2001, unless extended.

     . The exchange offer is not subject to any conditions other than that the exchange offer will not violate any applicable law or interpretation of the staff of the Securities and Exchange Commission and that there be no pending or threatened proceeding that would reasonably be expected to impair our ability to proceed with the exchange offer.

     . All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

     . Tenders of outstanding notes may be withdrawn at any time before 5:00 p.m. on the date of expiration of the exchange offer.

     . The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

     .  We will not receive any proceeds from the exchange offer.

     . The terms of the new notes to be issued are substantially identical to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

     Consider carefully the "Risk Factors" beginning on page 12.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the new notes to be distributed in the exchange offer, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this prospectus is __________, 2001.

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
Where You Can Find More Information.....................................     2
Incorporation of Information We File With the SEC.......................     2
Summary.................................................................     4
Risk Factors............................................................    12
Forward-Looking Statements..............................................    16
Use of Proceeds.........................................................    17
Ratio of Earnings to Fixed Charges......................................    17
Capitalization..........................................................    18
The Exchange Offer......................................................    19
U.S. Federal Income Tax Considerations..................................    33
Selected Financial Data.................................................    35
Business................................................................    36
Description of the New Notes............................................    37
Plan of Distribution....................................................    54
Legal Matters...........................................................    54
Independent Public Accountants..........................................    54


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511. You can also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     We hereby "incorporate by reference" the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will be deemed to automatically update and supersede this information. Specifically, we incorporate by reference:

     . Quarterly Report on Form 10-Q for the quarter ended March 23, 2001 (file No. 1-13881);

     . Annual Report on Form 10-K for the year ended December 29, 2000 (File No. 1-13881);

     .  Proxy Statement filed on March 23, 2001 (File No.  1-13881); and

     . Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the exchange offer expires.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

     Corporate Secretary
     Marriott International, Inc.
     Marriott Drive, Department 52/862
     Washington, D.C. 20058
     (301) 380-3000

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with other information.

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the new notes to be issued in the exchange offer. You should read the entire prospectus carefully, especially the risks of investing in the new notes discussed under "Risk Factors'' starting on page 12. As used in this prospectus, unless the context requires otherwise, "we", "us", "Marriott" or the "Company" means Marriott International, Inc. and its predecessors and consolidated subsidiaries.

                              The Exchange Offer

     On January 16, 2001, we completed the private offering of "initial" notes, comprised of $300 million of 7% Series E Notes due 2008. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver to you this prospectus and to use reasonable efforts to complete the exchange offer no later than August 14, 2001.

     In the exchange offer, you are entitled to exchange your initial notes for "new" notes -- registered notes with substantially identical terms as the initial notes (except for transfer restrictions and registration rights relating to the initial notes). If the exchange offer is not completed on or before August 14, 2001, then the interest rate on the initial notes will be increased by one-quarter of one percent per annum for each ninety-day period until the exchange offer is consummated, up to maximum additional interest of one-half percent per annum. You should read the discussion under the heading "Summary -- The New Notes" and "Description of the New Notes" for further information regarding the new notes.

     We believe that the new notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions discussed under the headings "Summary -- Terms of Exchange Offer" and "The Exchange Offer." You should read these sections for further information regarding the exchange offer and resale of the new notes.

                                  The Company

     We are one of the world's leading hospitality companies. We are a worldwide operator and franchisor of hotels and senior living communities. We group our operations into three business segments, Lodging, Senior Living Services and Distribution Services, which represented 78 percent, 7 percent and 15 percent, respectively, of our total sales in the twelve weeks ended March 23, 2001. Our principal executive offices are located at 10400 Fernwood Road, Bethesda, Maryland 20817, and our telephone number is (301) 380-3000.

     In our Lodging segment, we operate, develop and franchise lodging facilities and vacation timesharing resorts under 17 separate brand names.

     In our Senior Living Services segment, we develop and presently operate 152 senior living communities offering independent living, assisted living and skilled nursing care for seniors in the United States.

     In our Distribution Services segment, we provide services to internal customers, such as lodging and senior living services communities that we own, manage or lease. In addition, we provide services and supply food and related products to third-party external customers throughout the United States.

Financial information by industry segment and geographic area as of March 23, 2001 and March 24, 2000, December 29, 2000 and for the three fiscal years then ended, appears in the Business Segments note to our Consolidated Financial Statements, which are contained in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K which are incorporated by reference into this prospectus.

     We became a public company in March 1998, when we were "spun off" as a separate entity by the company formerly named "Marriott International, Inc." Our company--the "new" Marriott International--was formed to conduct the lodging, senior living and distribution services businesses formerly conducted by the "old" Marriott International. "Old" Marriott International, now called Sodexho Marriott Services, Inc., is a provider of food service and facilities management in North America.

                          Terms of the Exchange Offer

     The exchange offer relates to the exchange of up to $300 million aggregate principal amount of initial notes for an equal aggregate principal amount of new notes. The new notes will be obligations of Marriott International, Inc. and will be governed by the same indenture that governs the initial notes. The form and terms of the new notes are identical in all material respects to the form and terms of the initial notes except that the new notes have been registered under the Securities Act, and therefore are not entitled to the benefits of the registration rights agreement that was executed as part of the offering of the initial notes. The registration rights agreement provides for registration rights with respect to the initial notes and for the payment of additional interest on the initial notes if we fail to meet our registration obligations under the agreement.

Initial Notes........... $300,000,000 aggregate principal amount of 7% Series E
                         Notes due 2008, which were issued on January 16, 2001.

New Notes............... Up to $300,000,000 aggregate principal amount of 7%
                         Series E Notes due 2008 that we are offering hereby. The initial notes and the new notes are referred to collectively as the notes.

The Exchange Offer...... We are offering to exchange  $1,000 principal amount of new notes for each $1,000 principal amount of initial notes. Initial notes may only be exchanged in $1,000 principal amount increments. As of the date of this prospectus, there are outstanding $300,000,000 aggregate principal amount of initial notes. To be exchanged, the initial notes must be properly tendered and accepted. All outstanding initial notes that are properly tendered and not validly withdrawn will be exchanged for new notes issued on or promptly after the expiration date of the exchange offer.

Resales................. Based on an interpretation by the SEC set forth in no-
                         action letters issued to third parties, we believe that you may resell or otherwise transfer new notes issued in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

                         . you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

                         . you are not a broker-dealer who acquired the initial notes directly from us without compliance with the registration and prospectus delivery provisions of the Securities Act;

                         . you acquire the new notes in the ordinary course of your business; and

                         . you are not participating in, do not intend to participate in, and have no arrangement or understanding with any person to participate in the distribution of the new notes.

                         Any broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for initial notes that were acquired as a result of market-making, must deliver a prospectus in connection with the resale of new notes. Any broker-dealer who acquired the initial notes directly from us may not rely on the SEC's interpretations, and must comply with the registration and prospectus delivery requirements of the Securities Act (including being named as selling security holders) in connection with a resale transaction.

Consequences of Failure
to Exchange............. If you do not exchange your initial notes for the new notes pursuant to the exchange offer, you will still be subject to the restrictions on transfer of your initial notes and we will not have any further obligation to those note holders to provide for the registration of the initial notes under the registration rights agreement. See "The Exchange Offer - Consequences of Failure to Exchange."

Expiration Date......... 5:00 p.m., New York City time, __________, 2001, unless we extend the exchange offer, in which case the term "expiration date" means the latest date and time to which the exchange offer is extended.

Interest on the New
Notes and the Initial
Notes................... Each new note will bear interest from January 16, 2001.
                         If your initial notes are accepted for exchange, you will not receive accrued interest on the initial notes, and will be deemed to have waived the right to receive any interest on the initial notes from and after January 16, 2001.

Conditions to the
Exchange Offer.......... The exchange offer is subject to the conditions that the exchange offer not violate any applicable law or interpretation of the staff of the SEC and that there be no pending or threatened proceeding that would reasonably be expected to impair our ability to proceed with the exchange offer. See "The Exchange Offer -- Conditions." The exchange offer is not conditioned upon any minimum aggregate principal amount of initial notes being tendered in the exchange.

Procedures for Tendering
Initial Notes........... If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal in accordance with its instructions and deliver the letter of transmittal, together with the initial notes and any other required documentation, to the exchange agent at the address set forth in the letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date. If you hold initial notes through DTC and wish to accept the exchange offer, you must do so under DTC's Automated Tender Offer Program, by which you will agree to be bound by the letter of transmittal. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

Special Procedures for
Beneficial Owners....... If you are a beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender in the exchange offer, you should contact the person in whose name your initial notes are registered promptly and instruct the person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register ownership of the initial notes in your name or obtain a properly completed bond power from the person in whose name your initial notes are registered. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
Procedures.............. If you wish to tender your initial notes in the exchange offer and your initial notes are not immediately available or you cannot deliver your initial notes, the letter of transmittal and any other required documents or you cannot comply with the procedures for book-entry transfer prior to the expiration date, you may tender your initial notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights....... Tenders may be withdrawn at any time prior to 5:00
                         p.m., New York City time, on the expiration date pursuant to the procedures described under "The Exchange Offer -- Withdrawals of Tenders."

Acceptance of Initial
Notes and Delivery of
New Notes............... Subject to certain conditions (summarized above in " --
                         Conditions to the Exchange Offer,") we will accept for exchange any and all initial notes that are properly tendered in the exchange offer prior to the expiration date. The new notes issued pursuant to the exchange offer will be delivered promptly after the expiration date. See "The Exchange Offer -- Terms of the Exchange Offer."

Federal Income Tax
Consequences............ With respect to the exchange of initial notes for new notes:

                         . the exchange will not constitute a taxable exchange for federal income tax purposes; and

                         . you will not recognize gain or loss upon receipt of the new notes.

                         You must include interest on the new notes in gross income to the same extent as interest on the initial notes. See "Certain U.S. Federal Income Tax Considerations."

Registration Rights
Agreement............... In connection with the sale of the initial notes, we entered into a registration rights agreement with the initial purchasers of the initial notes that grants the holders of the initial notes registration rights. As a result of making this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. If you do not tender your initial notes in the exchange offer, you will not have any further registration rights under the registration rights agreement or otherwise unless you were not eligible to participate in the exchange offer. See "The Exchange Offer -- Registration Rights." If you are eligible to participate in the exchange offer and do not tender your initial notes, you will continue to hold the untendered initial notes, which will continue to be subject to restrictions on transfer under the Securities Act.

Exchange Agent.......... The Chase Manhattan Bank is serving as our exchange agent in connection with the exchange offer.

Use of Proceeds......... We will not receive any cash proceeds from the issuance of the new notes pursuant to the exchange offer.


                            Terms of the New Notes

     The form and terms of the new notes will be substantially the same as the form and terms of the initial notes except that:

     (1) the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

     (2) the holders of the new notes, except in limited circumstances, will not be entitled to further registration rights under the registration rights agreement or to receive additional interest on the new notes in the event that certain registration obligations are not complied with.

     The new notes will evidence the same debt as the initial notes and will be governed by the same indenture under which the initial notes were issued.


                                 The New Notes

Issuer.................. Marriott International, Inc.

Notes offered........... $300,000,000 aggregate principal amount of new 7%
                         Series E Notes due 2008.

Maturity................ January 15, 2008.

Interest payment dates.. January 15 and July 15 of each year, beginning July 15,
                         2001.

Ranking................. The new notes will be unsecured senior obligations and rank equally with all of our existing and future unsecured senior indebtedness. At March 31, 2001, we did not have any outstanding debt obligations that would be junior to the new notes. The new notes effectively will rank junior to all liabilities of our subsidiaries. See "Description of the New Notes." At March 23, 2001, the outstanding debt obligations of our subsidiaries totaled $225 million.

Sinking fund............ None.

Optional redemption..... None.

Certain covenants....... We will agree to certain restrictions on liens, sale and leaseback transactions, mergers, consolidations and transfers of substantially all of our assets. These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the New Notes."

Form and denomination... $1,000 and integral multiples of $1,000.

Ratings................. The initial notes have been rated BBB+ by Standard &
                         Poor's Ratings Service and Baa1 by Moody's Investor Service, Inc. and we expect the new notes to receive the same ratings. Security ratings are not recommendations to buy, sell or hold the notes. Ratings are subject to revision or withdrawal at any time by the rating agencies.

Trustee................. The Chase Manhattan Bank.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (in millions, except ratios and per share data)

  The following table presents certain summary financial data for the twelve weeks ended March 23, 2001 and March 24, 2000, and for the five most recent fiscal years, which is from our consolidated financial statements. Since the information in this table is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements contained in documents incorporated by reference in this prospectus. Per share data and shareholders' equity have not been presented for periods prior to our March 1998 spinoff because we were not a publicly held company during that time. See "Business--Formation of `New' Marriott International--Spin-off in March 1998."


                                                        Twelve Weeks Ended                     Fiscal Year(a)
                                                        ------------------         ----------------------------------------
                                                        March 23,  March 24,
                                                        --------   --------
                                                          2001       2000       2000       1999       1998      1997      1996
                                                          ----       ----       ----       ----       ----      ----      ----
Income Statement Data:
Sales................................................   $2,441     $2,167    $10,017     $8,739     $7,968    $7,236    $5,738
Operating Profit Before Corporate
Expenses and Interest................................      226        193        922        830        736       609       508
Net Income...........................................      121         94        479        400        390       324       270
Per Share Data:
 Diluted Earnings per Share..........................     0.47       0.37       1.89       1.51       1.46
 Dividends Declared..................................    0.060      0.055      0.235      0.215      0.195
Other Operating Data:
Ratio of Earnings to Fixed Charges(b)................     4.2x       4.2x       4.4x       5.0x       7.1x      7.2x      5.8x

Balance Sheet Data (at end of period):
Total Assets.........................................   $8,278     $7,550    $ 8,237     $7,324     $6,233    $5,161    $3,756
Long-Term and Convertible Debt.......................    2,012      2,068      2,016      1,676      1,267       422       681
Shareholders' Equity.................................    3,459      2,790      3,267      2,908      2,570



(a) Our fiscal year ends on the Friday nearest to December 31. Our 1996 fiscal year was 53 weeks; all other fiscal years were 52 weeks.

(b) In calculating the ratio of earnings to fixed charges, earnings represent net income plus taxes on such income; undistributed (income)/loss for less than 50% owned affiliates; fixed charges; and distributed income of equity method investees; minus interest capitalized. Fixed charges represent interest (including amounts capitalized), that portion of rental expense deemed representative of interest, and a share of interest expense of certain equity method investees.

                                 RISK FACTORS

  Before you invest in the new notes, you should be aware of various risks, including those described below. You should carefully consider these risk factors together with all other information included in this prospectus before you decide to invest in the new notes.



We may have conflicts of interest with Host Marriott Corporation and Crestline Capital Corporation

  We manage or franchise a large number of full service, luxury, limited service and extended stay hotels and senior living communities that are owned, controlled or leased by Host Marriott Corporation and its former subsidiary, Crestline Capital Corporation, we guarantee certain Host Marriott obligations and we also own through an unconsolidated joint venture with an affiliate of Host Marriott, two partnerships which own 120 Courtyard by Marriott hotels. We continue to manage the 120 hotels under long-term agreements. The joint venture is financed with equity contributed in equal shares by us and an affiliate of Host Marriott and approximately $200 million in mezzanine debt provided by us. Our total investment in the joint venture, including mezzanine debt, is approximately $300 million.

  We may have conflicts of interest with Host Marriott or Crestline because our Chairman and Chief Executive Officer, J.W. Marriott, Jr., and his brother, Richard E. Marriott, who is Chairman of Host Marriott, have significant stockholdings in, and are directors of, both Marriott International and Host Marriott. In addition, J.W. Marriott, Jr. and Richard E. Marriott have significant holdings in Crestline and John W. Marriott III, the son of J.W. Marriott, Jr. and a Marriott employee, is a director of Crestline. Circumstances may occur on which Host Marriott's or Crestline's interests could be in conflict with your interests as a holder of our securities, and Host Marriott or Crestline may pursue transactions that present risks to you as a holder of our securities. We cannot assure you that any such conflicts will be resolved in your favor. Our transactions with Host Marriott and Crestline are described in more detail in the notes to our Consolidated Financial Statements, which we filed with the SEC as part of our Annual Report on Form 10-K for the year ended December 29, 2000. See "Where You Can Find More Information" on page 2.


The availability and price of capital may affect our ability to grow

  Our ability to sell properties that we develop, and the ability of hotel developers to build or acquire new Marriott branded properties, both of which are important parts of our growth plans, are partially dependent on the availability and price of capital. We are monitoring the status of the capital markets and are evaluating the effect that changes in capital market conditions may have on our ability to execute our announced growth plans.

We depend on arrangements with others to grow

  Our present growth strategy for development of additional facilities entails entering into and maintaining various arrangements with present and future property owners, including Host Marriott Corporation, Crestline Capital Corporation and New World Development Company Limited. There can be no assurance that any of our current strategic arrangements will continue, or that we will be able to enter into future collaborations.


Contract terms for new units may be less favorable

  The terms of the operating contracts, distribution agreements, franchise agreements and leases for each of our lodging facilities and retirement communities are influenced by contract terms offered by our competitors at the time these agreements are entered into. We compete for hotel management, franchise and acquisition opportunities with other managers, franchisors and owners of hotel properties, some of which may have greater financial resources than we do. These competitors may be able to accept more risk than we can prudently manage. Competition may generally reduce the number of suitable management, franchise and investment opportunities offered to us, and increase the bargaining power of property owners seeking to engage a manager, become a franchisee or sell a hotel property. Accordingly, we cannot assure you that contracts entered into or renewed in the future will be on terms that are as favorable to us as those under our existing agreements.


We may fail to compete effectively and lose business

  The profitability of hotels, vacation timeshare resorts, senior living communities, corporate apartments, and distribution centers we operate is subject to general economic conditions, competition, the desirability of particular locations, the relationship between supply of and demand for hotel rooms, vacation timeshare resorts, senior living facilities, corporate apartments, distribution services, and other factors. We generally operate in markets that contain numerous competitors and our continued success will depend, in large part, upon our ability to compete in such areas as access, location, quality of accommodations, amenities, specialized services, cost containment and, to a lesser extent, the quality and scope of food and beverage services and facilities. Our operational and growth prospects are also dependent on the strength and desirability of our lodging brands, the ability of our franchisees to generate revenues and profits at properties they franchise from us and our ability to maintain positive relations with our employees.


Changes in supply and demand, and other conditions, in our industries may adversely affect our revenues and profits




  Our revenues and profitability may be adversely affected by (1) supply additions, (2) international, national and regional economic conditions, (3) changes in travel patterns, (4) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, and (5) the availability of capital to allow us and potential hotel and retirement community owners to fund investments. In particular, over-building in one or more sectors of the hotel industry and/or in one or more geographic regions could lead to excess supply compared to demand and a decrease in hotel occupancy and/or room rates. Our timeshare and senior living service businesses are also subject to the same or similar uncertainties and, accordingly, we cannot assure you that the present level of demand for timeshare intervals and senior living communities will continue, or that there will not be an increase in the supply of competitive units, which could reduce the prices at which we are able to sell or rent units.

  In addition, weaker hotel and senior living community performance could give rise to losses under loans, guarantees and minority equity investments that we have made in connection with hotels and senior living communities that we manage.


Increasing use of internet reservation channels may decrease loyalty to our brands or otherwise adversely affect us

  Some of our hotel rooms are booked through internet travel intermediaries such as Travelocity, Expedia and Priceline. As this percentage increases, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us. Moreover, some of these internet travel intermediaries are attempting to commoditize hotel rooms, by increasing the importance of price and general indicators of quality (such as "three-star downtown hotel") at the expense of brand identification. These agencies hope that consumers will eventually develop brand loyalties to their reservations system rather than to our lodging brands. If this happens our business and profitability may be significantly harmed.


We are subject to restrictive debt covenants

  Our existing debt agreements contain covenants that limit our ability to, among other things, borrow additional money, pay dividends, sell assets or engage in mergers. If we do not comply with these covenants, or do not repay our debt on time, we would be in default under our debt agreements. Unless any such default is waived by our lenders, the debt could become immediately payable and this could have a material adverse impact on us.


We depend on cash flow of our subsidiaries to make payments on our securities

  We are in part a holding company. Our subsidiaries conduct a significant percentage of our consolidated operations and own a significant percentage of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations depends in large part upon the cash flow of our subsidiaries and the payment of funds by the subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment of our debt securities or preferred stock dividends or otherwise. In addition, their ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. Our debt securities and any preferred stock we may issue effectively will rank junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. The indenture under which the new notes will be issued does not limit the amount of unsecured debt which our subsidiaries may incur. In addition, we and our subsidiaries may incur secured debt and enter into sale and leaseback transactions, subject to certain limitations. See "Description of the New Notes--Certain Covenants" on page 45. Our annual debt service obligations as of December 29, 2000, calculated based on commercial paper rates as of December 29, 2000, amounted to approximately $125 million. Including the debt service obligations relating to the $300 million Series E Notes issued in January 2001 and the convertible debt we issued in May 2001, our annual debt service obligations would amount to approximately $146 million.


A liquid trading market for the new notes may not develop

     The liquidity of any market for the new notes will depend upon the number of holders of the new notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the new notes and other factors. A liquid trading market may not develop. If an active market for the new notes does not develop, the market price and liquidity of the new notes may be adversely affected. There may not be a market where you can sell your new notes and, if a market for the new notes starts, it may end at any time. While the initial notes are eligible for trading in The Portal Market, we currently do not intend to list the new notes on any securities exchange or to seek approval for their quotation on the National Association of Securities Dealers Automated Quotation or any other automated quotation system.

                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document that are based on the beliefs and assumptions of our management and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statements. In addition, except as required by applicable federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

     You should understand that the following important factors, in addition to those discussed elsewhere in this prospectus, could cause our results to differ materially from those expressed in forward-looking statements:

     .    competition within each of our business segments;

     . the balance between supply of and demand for hotel rooms, timeshare units and senior living accommodations;

     . our continued ability to obtain new operating contracts and franchise agreements;

     . our ability to develop and maintain positive relations with current and potential hotel and retirement community owners;

     . the effect of international, national and regional economic conditions;

     . the availability of capital to allow us and potential hotel and retirement community owners to fund investments;

     . the effect that internet hotel reservation channels may have on the rates that we are able to charge for hotel rooms; and

     . other risks described from time to time in our filings with the Securities and Exchange Commission.

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. The net proceeds from the sale of the initial notes were used to repay commercial paper borrowings and for other general corporate purposes, including working capital, capital expenditures and stock repurchases.

                       RATIO OF EARNINGS TO FIXED CHARGES

  Our ratio of earnings to fixed charges for the periods indicated is as follows:


Twelve Weeks Ended                       Fiscal Year
------------------         --------------------------------------
 March 23, 2001           2000     1999     1998     1997     1996
 --------------           ----     ----     ----     ----     ----
     4.2x                 4.4x     5.0x     7.1x     7.2x     5.8x

In calculating the ratio of earnings to fixed charges, earnings represent net income plus taxes on such income; undistributed (income)/loss for less than 50% owned affiliates; fixed charges; and distributed income of equity method investees; minus interest capitalized. Fixed charges represent interest (including amounts capitalized), that portion of rental expense deemed representative of interest, and a share of interest expense of certain equity method investees.

                                CAPITALIZATION
                                 (in millions)


  The following table sets forth, as of March 23, 2001,, our historical short-term borrowings, long-term debt and capitalization, including the issuance of the initial notes.

  This data should be read along with our consolidated financial statements and the notes thereto appearing in the documents incorporated by reference in this prospectus.


                                                            As of March 23, 2001
                                                            --------------------
                                                                 (unaudited)
                                                                  ---------
Indebtedness:
Short-term borrowings                                               $   42
                                                                    ------
Long-term debt
  Initial notes.................................................       299
  Senior notes..................................................     1,001
  Commercial paper..............................................       529
  Non-interest bearing endowment deposits.......................       107
  Other.........................................................        76
                                                                    ------
  Total long-term debt..........................................     2,012
                                                                    ------
     Total indebtedness.........................................    $2,054
                                                                    ======
Shareholders' equity:
ESOP preferred stock............................................    $   --
Class A common stock, 255.6 million shares issued...............         3
Additional paid-in capital......................................     3,454
Retained earnings...............................................       895
Unearned ESOP shares............................................      (462)
Treasury stock, at cost.........................................      (381)
Accumulated other comprehensive income..........................       (50)
                                                                    ------
  Total stockholders' equity....................................    $3,459
                                                                    ======
  Total capitalization..........................................    $5,513
                                                                    ======

                              THE EXCHANGE OFFER

     The following discussion summarizes the material terms of the exchange offer, including those set forth in the letter of transmittal distributed with this prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the exchange offer, including the indenture governing the new notes, which is filed as Exhibit 4.1 to our Annual Report on Form 10-K for the year ended January 1, 1999.

Registration Rights

     We sold the initial notes to Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Banc of America Securities LLC, Banc One Capital Markets, Inc., Deutsche Bank Securities Inc., Lehman Brothers Inc., Salomon Smith Barney Inc. and Scotia Capital (USA) Inc., as initial purchasers, on January 16, 2001 under an offering memorandum dated January 10, 2001 covering $300 million aggregate principal amount of the initial notes. The initial purchasers then subsequently resold the initial notes to qualified institutional buyers under Rule 144A under the Securities Act. As part of the offering of the initial notes, we entered into a Registration Rights Agreement dated as of January 16, 2001.

     Under the registration rights agreement, we agreed to:

     . file with the SEC not later than April 16, 2001 an exchange offer registration statement under the Securities Act covering the offering of new notes;

     . use our reasonable efforts to cause the registration statement to become effective under the Securities Act not later than July 15, 2001 and to keep the registration statement effective until the closing of the exchange offer;

     .  keep the exchange offer open at least 30 calendar days; and

     . use our reasonable efforts to cause the exchange offer to be consummated not later than August 14, 2001.

     The registration statement will be deemed not to be effective for any period during which the offering of new notes is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court.

     The exchange offer gives you the opportunity, with limited exceptions, to exchange your initial notes for a like principal amount of new notes, which will be issued without a restrictive legend and which you may generally reoffer and resell without restrictions or limitations under the Securities Act. The exchange offer is subject to the general terms and conditions developed by the staff of the SEC in the Morgan Stanley No-Action Letter (Morgan Stanley and Co., Inc. (available June 5, 1991)) and the Exxon Capital No-Action Letter (Exxon Capital Holdings Corporation (available May 13, 1988)), as interpreted in the SEC's letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters. However, you are not entitled to rely on the position of the staff in the no-action letters referred to above and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new notes, if you:

     . are our "affiliate" within the meaning of Rule 405 under the Securities Act;

     .  do not acquire the new notes in the ordinary course of your business;

     . tender in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the new notes; or

     .  are a broker-dealer that acquired such initial notes directly from us.

     If you are a broker-dealer receiving new notes for your own account in exchange for initial notes, where you acquired such initial notes as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." We have agreed, for a period of ninety (90) days after the expiration date of the exchange offer, to include in this prospectus information necessary to allow such broker-dealers to exchange such initial notes in the exchange offer and to satisfy the prospectus delivery requirements for resales of new notes received by such broker-dealer in the exchange offer.

Shelf Registration

  We may also be required to file a shelf registration statement to permit certain holders of the initial notes who were not eligible to participate in the exchange offer to resell the initial notes periodically without being limited by the transfer restrictions.

  We will only be required to file a shelf registration statement, if:

     . after the date the initial notes are issued, there is a change in law or applicable interpretations of the law by the staff of the SEC, and as a result:

        -- we determine that we are not permitted to complete the exchange offer as contemplated by the registration rights agreement, or

        -- any holder of the initial notes is not able to participate in the exchange offer, or

        -- any holder of the initial notes does not receive fully transferable new notes, or

     . the exchange offer registration statement is not declared effective on or before July 15, 2001 or the exchange offer is not consummated on or before August 14, 2001, but we may terminate such shelf registration statement at any time, without penalty, if the exchange offer registration statement is declared effective or the exchange offer is consummated, or

     . upon the request of any of the initial purchasers made within 90 days after the consummation of the exchange offer with respect to initial notes not eligible to be exchanged in the exchange offer and held by it following the consummation of the exchange offer, or

     .  we choose to do so.

  The shelf registration statement will permit only certain holders to resell their initial notes from time to time. In particular, such holders must

  . provide certain information in connection with the registration statement and

  . agree in writing to be bound by all provisions of the registration rights agreement (including certain indemnification obligations).

  A holder who sells initial notes pursuant to the shelf registration statement will be required to be named as a selling securityholder in the prospectus, and to deliver a copy of the prospectus to purchasers. Such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification obligations).

  If a shelf registration statement is required, we will use our reasonable efforts to:

  . file the shelf registration statement with the SEC no later than (a) April 16, 2001 or (b) the 60th calendar day after such filing obligation arises, whichever is later, and

  . cause the shelf registration statement to be declared effective by the SEC on or prior to the 60th calendar day after such filing is made, and

  . keep the shelf registration statement effective for a period of two years after January 16, 2001, the date the initial notes were first issued, or if earlier until all of the initial notes covered by the shelf registration statement are sold thereunder or are already freely tradeable.

  Neither an exchange of initial notes for new notes nor the filing of a registration statement with respect to the exchange offer or a shelf registration statement should be a taxable event to the holders, and the holders should not recognize any taxable gain or loss or any interest income as a result of such an exchange or such a filing. We are obligated to pay additional interest on the initial notes to the holders under certain circumstances described below under "Additional Interest." We intend to take the position that such payments should be treated for tax purposes as additional interest, although the Internal Revenue Service could propose a different method of taxing the payments.

Additional Interest

  If a registration default occurs (this term is defined below in the third paragraph under this sub-heading), then we will be required to pay additional interest to each holder of the initial notes. During the first 90-day period that a registration default occurs, we will pay additional interest equal to 0.25% (which is also known as 25 basis points) per annum. At the beginning of the second and any subsequent 90-day period that a registration default is continuing, the amount of additional interest will increase by an additional 0.25% until all registration defaults have been cured, up to a maximum rate of additional interest equal to 0.5% (which is also known as 50 basis points) per annum. In no event will the rate of additional interest exceed 0.5% per annum. Such additional interest will accrue only for those days that a registration default occurs and is continuing. All accrued additional interest will be paid to the holders of the initial notes in the same manner as interest payments on the initial notes, with payments being made on the interest payment dates for the initial notes. Following the cure of all registration defaults, no more additional interest will accrue.

  You will not be entitled to receive any such additional interest if you were, at any time while the exchange offer was pending, eligible to exchange, and did not validly tender, your initial notes for new notes in the exchange offer.

  A "registration default" includes if:

     . we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing, or

     . any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness, or

     . we fail to complete the exchange offer on or prior to August 14, 2001, or

     . the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement, subject to certain exceptions for limited periods of time with respect to the shelf registration statement.

     Except as set forth above, this prospectus may not be used for any offer to resell, resale or other transfer of new notes.

     Except as set forth above, after consummation of the exchange offer, holders of notes have no registration or exchange rights under the registration rights agreement. See "-- Consequences of Failure to Exchange."

Expiration Date; Extensions; Amendments

     The term "expiration date" means 5:00 p.m., New York City time, on __________, 2001, unless we, in our sole discretion, extend the period of time during which the exchange offer is open, in which case the term "expiration date" means the latest date and time to which the exchange offer is extended.
To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right, in our reasonable judgment:

        . to delay accepting any initial notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under the heading "-- Conditions" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

        .  to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that is filed with the SEC as an amendment to the registration statement.

Terms of the Exchange Offer

     Subject to terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange initial notes which are properly tendered and not withdrawn prior to 5:00 p.m., New York City time on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding initial notes accepted in the exchange offer. Holders of the initial notes may tender some or all of their initial notes pursuant to the exchange offer; however, initial notes may be tendered only in integral multiples of $1,000. The new notes will evidence the same debt as the initial notes and will be entitled to the benefits of the indenture. Initial notes surrendered for new notes will be retired and cancelled and cannot be reissued. The form and terms of the new notes are substantially the same as the form and terms of the initial notes, except that:

     . the new notes have been registered under the Securities Act and thus will not bear legends restricting the transfer thereof, and

     . holders of the new notes generally will not be entitled to rights under the registration rights agreement or additional interest, which rights generally will terminate upon consummation of the exchange offer.

     Holders of initial notes do not have any appraisal or dissenters' rights under applicable law or the indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder, including Rule 14e-l.

     We will be deemed to have accepted validly tendered initial notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering note holders pursuant to the exchange agent agreement for the purpose of receiving the new notes from us.

     If any tendered initial notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, the certificates for any such unaccepted initial notes will be returned, without expense, to the tendering holders as promptly as practicable after the expiration date.

     Holders who tender their initial notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of initial notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "-- Fees and Expenses."

Interest on New Notes

     Registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the initial notes. Holders of new notes will not receive any payment in respect of accrued interest on initial notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer. Interest on the new notes will be payable semi-annually on July 15 and January 15 of each year, commencing July 15, 2001.

Procedures for Tendering Initial Notes

     The tender to us of initial notes by you as set forth below and our acceptance of the initial notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Only holders of initial notes may tender such initial notes in the exchange offer. To tender in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the initial notes and any other required documents, to the exchange agent so as to be received by the exchange agent at the address set forth on the cover page of the letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the initial notes may be made by book-entry transfer of such initial notes into the exchange agent's account at DTC in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

     By executing the letter of transmittal, you will make to us the representations set forth below in the third paragraph under the heading "-- Resale of New Notes."

     The method of delivery of initial notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or initial notes should be sent to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

     If you are a beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct such registered holder to tender on your behalf. If you are a beneficial owner and you wish to tender the initial notes yourself, you must either make appropriate arrangements to register ownership of the initial notes in your name or follow the procedures described in the immediately following paragraph. You must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the initial notes. The transfer of record ownership may take considerable time.

     Signatures on the letter of transmittal or on a notice of withdrawal, as the case may be, must be guaranteed by an "eligible institution" (as defined below) unless the initial notes tendered:

  . are signed by the registered holder, unless such holder has completed the box entitled "Special Exchange Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  .  are tendered for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule l7A(d)-15 under the Securities Exchange Act of 1934 (an "eligible institution").

     If the letter of transmittal is signed by a person other than the registered holder of any initial notes listed therein, those initial notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such initial notes, with the signature guaranteed by an eligible institution.

     If the letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered initial notes and withdrawal of tendered initial notes, and our determination will be final and binding. We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular initial notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in tenders of initial notes must be cured within the amount of time we determine. Although we intend to notify you of defects or irregularities in your tender of initial notes, none of us, the exchange agent or any other person shall incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until those defects or irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Delivery Procedures

     Promptly after the date of this prospectus, the exchange agent will establish accounts with respect to the initial notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of the initial notes by causing DTC to transfer those initial notes into the exchange agent's account at DTC in accordance with DTC's procedures for such transfer. To be timely, book-entry delivery of initial notes requires receipt of a confirmation of a book-entry transfer ("Book-Entry Confirmation") prior to the expiration date. In addition, although delivery of initial notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an "agent's message" (as defined below) in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive new notes for tendered initial notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Tender of Initial Notes Held Through Depository Trust Company

     The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, participants in DTC's Automated Tender Offer Program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer initial notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant in DTC's Automated Tender Offer Program that is tendering initial notes that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

     If you wish to tender your initial notes and:

        .  your initial notes are not immediately available,

        . you cannot deliver your initial notes, the letter of transmittal or any other required documents to the exchange agent or

        . you cannot complete the procedures for book-entry transfer, prior to the expiration date,

     you may still effect a tender if:

        .  the tender is made through an eligible institution;

        . prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of such initial notes (if such initial notes are not held through DTC) and the principal amount of initial notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the certificate(s) representing the initial notes or a Book-Entry Confirmation transfer of such initial notes into the exchange agent's account at DTC and all other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

        . such properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s) representing all tendered initial notes in proper form for transfer or Book-Entry Confirmation transfer of such initial notes into the exchange agent's account at DTC and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to you so that you may tender your initial notes according to the guaranteed delivery procedures set forth above.

Withdrawals of Tenders

     Except as otherwise provided herein, you may withdraw your tender of initial notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of initial notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     . specify the name of the person having deposited the initial notes to be withdrawn,

     . identify the initial notes to be withdrawn including the certificate number(s) and the principal amount of such initial notes, or, in the case of initial notes transferred by book-entry transfer, the name and number of the account at DTC to be credited,

     . be signed by the holder in the same manner as the original signature on the letter of transmittal by which such initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of such initial notes into the name of the person withdrawing the tender, and

     . specify the name in which any such initial notes are to be registered, if different from that of the person who deposited the initial notes.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the initial notes so withdrawn are validly retendered. Any initial notes that have been tendered but are not accepted for exchange will be returned to their holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn initial notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Initial Notes" at any time prior to the expiration date.

Conditions

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange any initial notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of such initial notes, if:

        . the exchange offer or the making of any exchange by a holder, violates any applicable law or interpretation of the staff of the SEC; or

        . any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer.

     If we determine in our reasonable judgment that any of the foregoing conditions are not satisfied, we may:

        . refuse to accept any initial notes and return all tendered initial notes to the tendering holders,

        . extend the exchange offer and retain all initial notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such initial notes (see "-- Withdrawals of Tenders"), or

        . waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered initial notes which have not been withdrawn.

Exchange Agent

     The Chase Manhattan Bank will act as exchange agent for the exchange offer with respect to the initial notes.

     Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal for the initial notes and requests for copies of the notice of guaranteed delivery should be directed to the exchange agent, addressed as follows:

     By registered or certified mail or overnight courier:

     The Chase Manhattan Bank
     Attn:  Marvin Kierstead
     One Liberty Place
     Suite 5210
     Philadelphia, PA 19103

     By facsimile (for eligible institutions only): (215) 972-8372

     Confirm by telephone: (215) 988-1317

     IF YOU DELIVER TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE IT WILL NOT BE A VALID DELIVERY

Fees and Expenses

     We will bear the expenses of soliciting initial notes for exchange. The principal solicitation is being made by mail by the exchange agent. Additional solicitation may be made by telephone, facsimile or in person by our officers and regular employees and our affiliates and by persons so engaged by the exchange agent.

     We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

     We will pay all transfer taxes, if any, applicable to the exchange of the initial notes pursuant to the exchange offer. If, however, certificates representing the new notes or the initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the initial notes tendered, or if tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the initial notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

Accounting Treatment

     The new notes will be recorded at the same carrying value as the initial notes, which is the aggregate principal amount of the initial notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The expenses of the initial notes offering and the exchange offer will be amortized over the term of the new notes.

Resale of New Notes

     We are making the exchange offer in reliance on the position of the Securities and Exchange Commission staff's Exxon Capital no-action letter, Morgan Stanley no-action letter, Shearman & Sterling no-action letter and other interpretive letters addressed to third parties in other transactions; however, we have not sought our own interpretive letter addressing these matters and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, and subject to the two immediately following sentences, we believe that unless you are a broker-dealer, you may offer for resale, resell or otherwise transfer new notes issued to you pursuant to this exchange offer in exchange for initial notes without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that you acquire such new notes in the ordinary course of your business and you are not participating, and have no arrangement or understanding with any person to participate, in a distribution within the meaning of the Securities Act of such new notes. Notwithstanding the above, you may be subject to separate restrictions if you:

     . are our "affiliate" within the meaning of Rule 405 under the Securities Act,

     .  do not acquire such new notes in the ordinary course of your business,

     . intend to participate in the exchange offer for the purpose of distributing new notes, or

     .  are a broker-dealer who purchased such initial notes directly from us.

If you fall into any of the categories above, you:

     . will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned interpretive letters,

     . will not be permitted or entitled to tender your initial notes in the exchange offer, and

     . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your initial notes unless the sale is made pursuant to an exemption from these requirements.

        In addition, as described below, if you are a broker-dealer holding initial notes acquired for your own account (a "Participating Broker-Dealer"), then you may be deemed a statutory "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of your new notes.

        As a condition to your participation in the exchange offer, each holder of initial notes, including, without limitation, any holder who is a Participating Broker-Dealer, must furnish, upon our request, prior to the consummation of the exchange offer, a written representation to us contained in the letter of transmittal to the effect that:

     .  you are not our affiliate,

     . any new notes to be received by you are being acquired in the ordinary course of your business, and

     . you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution within the meaning of the Securities Act of such new notes.

        If you are a broker-dealer receiving new notes for your own account in the exchange offer, you must acknowledge that you acquired the initial notes for your own account as a result of market-making activities or other trading activities, and not directly from us, and must agree that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the SEC staff in the interpretive letters referred to above, we believe that if you are a Participating Broker-Dealer, you may fulfill your prospectus delivery requirements with respect to the new notes received upon exchange of your initial notes with a prospectus meeting the requirements of the Securities Act, which may be this prospectus (which was prepared for the exchange offer) so long as it contains a description of the plan of distribution with respect to the resale of such new notes. Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of new notes received in exchange for initial notes where the initial notes were acquired by the Participating Broker-Dealer for its own account as a result of market-making or other trading activities.

Consequences of Failure to Exchange

     Any initial notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of initial notes outstanding. Following the consummation of the exchange offer, holders who did not tender their initial notes generally will not have any further registration rights under the registration rights agreement, and such initial notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for such initial notes could be adversely affected. The initial notes are currently eligible for sale pursuant to Rule 144A through The Portal Market. Because we anticipate that most holders will elect to exchange initial notes for new notes pursuant to the exchange offer due to the absence of restrictions on the resale of new notes (except for applicable restrictions on any holder of new notes who is our affiliate or is a broker-dealer that acquired the initial notes directly from us) under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the consummation of the exchange offer may be substantially limited.

     As a result of the making of this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement, and holders who do not tender their initial notes, except for certain instances involving the initial purchasers or holders of initial notes who are not eligible to participate in the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise or rights to receive additional interest for failure to register. Accordingly, any holder that does not exchange its initial notes for new notes will continue to hold the untendered initial notes and will be entitled to all the rights and subject to all the limitations applicable under the indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

     The initial notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities within the meaning of the Securities Act. Accordingly, such initial notes may be resold only:

  .  to us or any of our subsidiaries,

  . inside the United States to a "qualified institutional buyer" in compliance with Rule 144A under the Securities Act,

  . inside the United States to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), or an "accredited investor" that, prior to such transfer, furnishes or has furnished on its behalf by a U.S. broker-dealer to the trustee under the indenture a signed letter containing certain representations and agreements relating to the restrictions on transfer of the new notes, the form of which letter can be obtained from the trustee,

  . outside the United States in compliance with Rule 904 under the Securities Act,

  . pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available, or

  .  pursuant to an effective registration statement under the Securities Act.

     Each accredited investor that is not a qualified institutional buyer and that is an original purchaser of any of the initial notes from the initial purchasers will be required to sign a letter confirming that such person is an accredited investor under the Securities Act and that such person acknowledges the transfer restrictions summarized above.

Other

     Participation in the exchange offer is voluntary and you should carefully consider whether to accept the offer to exchange your initial notes. You are urged to consult your financial and tax advisors in making your decision on what action to take with respect to the exchange offer. We may in the future seek to acquire untendered initial notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any initial notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered initial notes.


                    U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of all material U.S. federal income tax considerations relating to the exchange of the outstanding notes for the notes issued in this exchange offer. This discussion is based upon the Internal Revenue Code of 1986 as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service (the "IRS") as to any U.S. federal income tax consequences discussed below and there can be no assurances that the IRS will not take contrary positions.

     This discussion deals only with holders of notes who hold the notes as capital assets and exchange outstanding notes for notes issued in this exchange offer. This discussion does not address the tax consequences to holders subject to special treatment under U.S. federal income tax laws (such as certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction, or persons who are not "U.S. Holders"). A "U.S. Holder" means a holder of notes who is any of the following:

     (1) a citizen or resident of the U.S. for U.S. federal income tax purposes;

     (2) a corporation created or organized in or under the laws of the U.S. or of any political subdivision thereof;

     (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

     (4) a trust that either is subject to the supervision of a court within the U.S. and which has one or more U.S. persons with authority to control all substantial decisions, or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

     This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction. Prospective investors are urged to consult their tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of the notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

     In the opinion of our outside counsel, Gibson, Dunn & Crutcher LLP, neither participation in this exchange offer nor the filing of a shelf registration statement will result in a taxable exchange to the holders of the notes. Consequently, holders of the outstanding notes will not recognize taxable gain or loss as a result of exchanging notes pursuant to this exchange offer. The holding period of the notes issued in this exchange offer will be the same as the holding period of the outstanding notes and the tax basis of the notes will be the same as the basis in the outstanding notes immediately before the exchange.

                            SELECTED FINANCIAL DATA
                     (in millions, except per share data)


     The following table presents certain selected financial data for the twelve weeks ended March 23, 2001 and March 24, 2000, and for the five most recent fiscal years, which is from our consolidated financial statements. Since the information in this table is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read ``Management's Discussion and Analysis of Financial Condition and Results of Operations'' and our Condensed Consolidated Financial Statements in our Form 10-Q for the quarter ended March 23, 2001 and our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 29, 2000, which have been filed with the SEC and incorporated into this prospectus by reference. Per share data has not been presented for periods prior to 1998 because we were not a publicly held company during that time.



                                                              Twelve Months Ended                      Fiscal Year
                                                                                    -----------------------------------------------
                                                              March 23,  March 24,
                                                              --------   --------
                                                                2001       2000         2000     1999     1998      1997     1996(a)
                                                                ----       ----         ----     ----     ----      ----     -------
Systemwide Sales............................................  $4,741     $4,259      $19,781  $17,684  $16,024   $13,196      $9,899
Income Statement Data:
Sales.......................................................  $2,441     $2,167      $10,017  $ 8,739  $ 7,968   $ 7,236      $5,738
Operating Profit Before Corporate Expenses and Interest.....     226        193          922      830      736       609         508

Net Income..................................................     121         94          479      400      390       324         270
Per Share Data:
 Diluted Earnings per Share.................................    0.47       0.37         1.89     1.51     1.46
 Cash Dividends Declared....................................   0.060      0.055         .235     .215     .195
Balance Sheet Data (at end of period):
Total Assets................................................  $8,278     $7,550      $ 8,237  $ 7,324  $ 6,233   $ 5,161      $3,756
Long-Term and Convertible Debt..............................   2,012      2,068        2,016    1,676    1,267       422         681
Shareholders' Equity........................................   3,459      2,790        3,267    2,908    2,570


(a) 1996 fiscal year was 53 weeks; all other fiscal years were 52 weeks.

                                   BUSINESS

  We are one of the world's leading hospitality companies. We are a worldwide operator and franchisor of hotels and senior living communities. We group our operations into three business segments, Lodging, Senior Living Services and Distribution Services, which represented 78 percent, 7 percent and 15 percent, respectively, of our total sales in the twelve weeks ended March 23, 2001.

  Lodging. We operate or franchise 2,163 lodging properties worldwide, with approximately 401,000 rooms, as of March 23, 2001. In addition, we provide approximately 7,000 furnished corporate housing units. We believe that our portfolio of lodging brands - from luxury to economy to extended stay to corporate housing - is the broadest of any company in the world, and that we are the leader in the quality tier of the vacation timesharing business. Consistent with our focus on management and franchising, we own very few of our lodging properties. Our lodging brands include:

Upscale Full-Service Lodging                         Extended-Stay Lodging
 . Marriott Hotels, Resorts and Suites                . Residence Inn
 . Marriott Conference Centers                        . TownePlace Suites
 . J.W. Marriott Hotels                               . Marriott Executive Apartments
 . Renaissance Hotels, Resorts and Suites
                                                     Vacation Timesharing
Luxury Lodging                                       . Marriott Vacation Club International
 . Bvlgari Hotels and Resorts1                        . Horizons by Marriott Vacation Club
 . Ritz-Carlton                                       . The Ritz-Carlton Club

Moderate-Priced and Economy Lodging                  Corporate Apartments
 . Courtyard                                          . ExecuStay by Marriott
 . Fairfield Inn
 . SpringHill Suites
 . Ramada International Hotels, Resorts and
  Suites (Europe, Middle East and
  Asia/Pacific)

/1/ As part of our ongoing strategy to expand our reach through partnerships with preeminent, world-class companies, in early 2001, we announced our plans to launch a joint venture with Bulgari SpA to introduce a distinctive new luxury hotel brand - Bvlgari Hotels and Resorts

  Senior Living Services. Our Senior Living Services segment develops and operates senior living communities offering independent living, assisted living and skilled nursing care for seniors. We operated 152 of these facilities as of March 23, 2001, most of which were owned by third parties. Our three principal senior living community brands are:

 . Brighton Gardens by Marriott (quality-tier assisted living)

 . Village Oaks (moderate-priced assisted living)

 . Marriott MapleRidge (high levels of service for the more frail senior population)

  Distribution Services. Operating under the name Marriott Distribution Services, we provide services to internal customers, such as lodging and senior living services communities that we own, manage or lease. In addition, we provide services and supply food and related products to third-party external customers throughout the United States.

  Formation of "New" Marriott International--Spin-off in March 1998.   We became
a public company in March 1998, when we were "spun off" as a separate entity by the company formerly named "Marriott International, Inc." We refer to the "former" Marriott International as "Old Marriott." Our company--the "new" Marriott International--was formed to conduct the lodging, senior living and distribution services businesses formerly conducted by Old Marriott. Old Marriott, now called Sodexho Marriott Services, Inc., is a provider of food service and facilities management in North America.

  Other Companies with the "Marriott" Name.   In addition to us and Sodexho
Marriott Services, there is one other public company with "Marriott" in its name: Host Marriott Corporation (a lodging real estate investment trust, most of whose properties we manage). Sodexho Marriott Services and Host Marriott each have their own separate management, businesses and employees. Each company's board of directors is comprised of different persons, except that J.W.
Marriott, Jr., our Chairman and Chief Executive Officer, his brother, Richard E. Marriott, Chairman of Host Marriott, and William J. Shaw, our President and Chief Operating Officer and one of our directors, are each directors of more than one Marriott company. Members of the Marriott family continue to own stock in us, in Sodexho Marriott Services, and in Host Marriott.

                         DESCRIPTION OF THE NEW NOTES

     We are offering, in exchange for the initial notes, a total of $300 million aggregate principal amount of 7% Series E new notes.

     The initial notes were issued under a document called the "indenture".
The indenture is a contract between us and The Chase Manhattan Bank, which acts as trustee. The new notes will be governed by the same indenture that governs the initial notes. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described below on page 50 under "Remedies If an Event of Default Occurs". Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your new notes to a new buyer if you sell and sending you notices.

     The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the new notes are governed by New York law. We filed a copy of the indenture with the SEC as
Exhibit 4.1 to our Annual Report on Form 10-K for the year ended January 1, 1999. The indenture is subject to and governed by the Trust Indenture Act of 1939.

     Because this section is a summary, it does not describe every aspect of the new notes. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including definitions of certain terms used in the indenture and those terms made part of the indenture by reference to the Trust Indenture Act. For example, in this section we use capitalized words to signify defined terms that have been given special meanings in the indenture. We describe the meaning for only the more important terms.
We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus, such sections or defined terms are automatically incorporated here.

General

     The new notes will be our general unsecured and senior obligations and will be limited to $300,000,000 aggregate principal amount. The new notes will mature on January 15, 2008. The new notes will rank equally with all of our other unsecured senior indebtedness. The new notes will effectively rank junior to all liabilities of our subsidiaries. The new notes will be issued solely in exchange for an equal principal amount of initial notes pursuant to the Exchange Offer. The form and terms of the new notes will be identical in all material respects to the form and terms of the initial notes, except that:

     . the new notes will have been registered under the Securities Act and will not bear legends restricting their transfer; and

     . the holders of the new notes will not be entitled to further registration rights under the registration rights agreement or to receive additional interest on the new notes in the event that certain registration obligations are not complied with.

  The new notes are subject to full defeasance and covenant defeasance. Defeasance may be accomplished in the manner described below under the heading "--Defeasance."

  Marriott International, Inc. is a legal entity separate and distinct from its subsidiaries. Our subsidiaries are not obligated to make required payments on the new notes. Accordingly, Marriott International, Inc.'s rights and the rights of holders of the new notes to participate in any distribution of the assets or income from any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary. The indenture under which the new notes will be issued does not limit the amount of unsecured debt which our subsidiaries may incur. In addition, Marriott International, Inc. and its subsidiaries may incur secured debt and enter into sale and leaseback transactions, subject to the limitations described below under the heading "--Certain Covenants."

Payments by Us on the New Notes

  We will pay interest on the notes at a rate of 7% per annum. We will pay interest on the notes on January 15 and July 15 of each year, with the first payment being made on July 15, 2001. Each new note will bear interest from January 16, 2001. If your new notes are accepted for exchange, you will not receive accrued interest on the initial notes, and will be deemed to have waived the right to receive any interest on the initial notes from and after January 16, 2001.

  We will pay interest only to those holders who are registered holders on the close of business on the preceding December 31 or June 30, as the case may be. These dates are the "regular record dates." In addition to the interest, we will repay the principal on the notes on January 15, 2008. Periodically, we may buy the new notes. However, we are not obligated to repay, and may not repay at our option, any portion of the principal of the new notes prior to their maturity.

  The new notes will not be redeemable prior to maturity. The new notes will not be entitled to the benefit of any sinking fund or other mandatory redemption provisions.

Legal Ownership

"Street Name" and Other Indirect Holders

     Investors who hold new notes in accounts at banks or brokers will generally not be recognized by us as legal holders of the new notes. This is called holding in "street name." Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its new notes, as a holder of new notes. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the new notes, either because they agree to do so in their customer agreements or because they are legally required to. If you hold new notes in "street name," you should check with your own institution to find out:

     .  How it handles payments and notices.

     .  Whether it imposes fees or charges.

     .  How it would handle voting if ever required.

     . Whether and how you can instruct it to send you the new notes registered in your own name so you can be a direct holder as described below.

     . How it would pursue rights under the new notes if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to those persons who are registered as holders of the new notes. We do not have obligations to you if you hold in "street name" or other indirect means, either because you choose to hold the new notes in that manner or because the new notes are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a "street name" customer but does not do so.

Global Security

     All new notes will initially be issued only as a registered new note in global form without interest coupons, known as a "global security".

     What is a Global Security? A global security is a special type of indirectly held security as described above under " 'Street Name' and Other Indirect Holders." The financial institution that acts as the sole direct holder of the global security is called the "depositary". Our Depositary will be the Depository Trust Company, New York, New York, or "DTC." Any holder wishing to own an interest in a global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. See "--Book-Entry System".

     Special Investor Considerations for Global Securities. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize this type of investor as a holder of new notes and instead will deal only with the depositary that holds the global security.

     An investor holding interests in a global security should be aware that:

     .  The investor cannot get the new notes registered in his or her own name.

     . The investor cannot receive physical certificates for his or her interest in the new notes.

     . The investor will be a "street name" holder and must look to his or her own bank or broker for payments on the new notes and protection of his or her legal rights relating to the new notes. See " `Street Name" and Other Indirect Holders''.

     . The investor may not be able to sell interests in the new notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

     . The depositary's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

     . Payment for purchases and sales in the market for corporate bonds and notes is generally made in next-day funds. In contrast, it is the policy of the Depositary to require that interests in a global security be purchased or sold within its system using same-day funds. This difference could have some effect on how global security interests trade, but we do not know what that effect will be.

     Special Situations When Global Security Will Be Terminated. In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing new notes. After that exchange, the choice of whether to hold the notes directly or in "street name" will be up to each investor. Investors must consult their own bank or brokers to find out how to have their interests in new notes transferred to their own name, so that they will be direct holders. The rights of "street name" investors and direct holders in the new notes have been previously described in the subsections entitled " `Street Name' and Other Indirect Holders" on page 39 and "Direct Holders" on page 39.

     The special situations for termination of a global security are:

     . When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary.

     . When an Event of Default on the new notes has occurred and has not been cured. We discuss defaults below under "Events of Default" on page 49.

     When a global security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

--------------------------------------------------------------------------------
      In the remainder of this description "you" means direct holders and not "street name" or other indirect holders of notes. Indirect holders should read the previous subsection on page 39 entitled "`Street Name' and Other Indirect Holders".
--------------------------------------------------------------------------------

Overview of Remainder of this Description

     The remainder of this description summarizes:

     . Additional mechanics relevant to the new notes under normal circumstances, such as how you transfer ownership and where we make payments;

     . Your rights under several special situations, such as if we merge with another company, or if we want to change a term of the new notes;

     . Promises we make to you about how we will run our business, or business actions we promise not to take (known as "restrictive covenants"); and

     .  Your rights if we default or experience other financial difficulties.

Additional Mechanics

Form, Exchange and Transfer

     The new notes will be issued:

     .  only in fully registered form

     .  without interest coupons

     .  in a minimum denomination of $1,000 and integral multiples of $1,000.

     You may have your new notes broken into more new notes of smaller denominations (subject to minimum denomination requirements) or combined into fewer new notes of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an "exchange."

     You may exchange or transfer new notes at the office of the trustee. The trustee acts as our agent for registering new notes in the names of holders and transferring new notes. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "security registrar." It will also perform transfers. (Section 305)

     You will not be required to pay a service charge to transfer or exchange new notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

     We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

Payment and Paying Agents

     We will pay interest to you if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the new note on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "regular record date." (Section 307) Holders buying and selling new notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the new notes to pro-rate interest fairly between buyer and seller. This pro-rated interest amount is called "accrued interest".

     We will pay interest, principal and any other money due on the new notes at the corporate trust office of the trustee in Dallas, Texas. That office is currently located at 1201 Main Street, 18th Floor, Dallas, Texas 75202. You may elect to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

--------------------------------------------------------------------------------
      "Street name" and other indirect holders should consult their banks or brokers for information on how they will receive payments.
--------------------------------------------------------------------------------

     We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called "paying agents." We may also choose to act as our own paying agent. We must notify the trustee of changes in the paying agents. (Section 1002)

Notices

     We and the trustee will send notices regarding the new notes only to direct holders, using their addresses as listed in the trustee's records. (Sections 101 and 106)

     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Special Situations

Mergers and Similar Events

     Under the indenture, we are generally permitted to consolidate or merge with another company or entity. We are also permitted to sell substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

     . Where we merge out of existence or sell substantially all of our assets, the other entity may not be organized under a foreign country's laws (that is, it must be a corporation, partnership or trust organized under the laws of a State or the District of Columbia or under federal law) and it must agree to be legally responsible for the new notes.

     . The merger, sale of assets or other transaction must not cause a default on the new notes, and we must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described later on page 49 under "What is An Event of Default." A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

     . It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights on our property, called "Liens," as discussed later on page 45 under "Certain Covenants--Restrictions on Liens". If a merger or other transaction would create any Liens on our property, we must comply with that covenant. We would do this either by deciding that the Liens were permitted, or by following the requirements of the covenant to grant an equivalent or higher-ranking Lien on the same property to you and the other direct holders of the new notes. (Section
        801)

Modification and Waiver

     There are three types of changes we can make to the indenture and the new notes.

     Changes Requiring Your Approval. First, there are changes that we cannot make to the indenture or your new notes without your specific approval. We cannot do the following without your specific approval:

     .  change the stated maturity of the principal or interest on a new note;

     .  reduce any amounts due on a new note;

     . reduce the amount of principal payable upon acceleration of the Maturity of a new note following a default;

     .  change the place or currency of payment on a new note;

     .  impair your right to sue for payment;

     . reduce the percentage of holders of new notes whose consent is needed to modify or amend the indenture;

     . reduce the percentage of holders of new notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

     . modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 902).

     Changes Requiring a Majority or 50% Vote. Second, there are changes that we cannot make to the indenture or the new notes without a vote in favor by holders of notes owning not less than 50% of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the new notes. A majority vote would be required for us to obtain a waiver of all or part of the covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the new notes listed in the first category described above on this page 44 under "Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (Section 513)

     Changes Not Requiring Approval. The third type of change does not require any vote by holders of the new notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the new notes. (Section 901)

     Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a new note.

     The new notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. New notes will also not be eligible to vote if they have been fully defeased as described below on page 48 under "Full Defeasance." (Section 101)

     We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding new notes that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders, that vote or action may be taken only by persons who are holders of outstanding new notes on the record date and must be taken within 180 days following the record date or another shorter period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

--------------------------------------------------------------------------------
     "Street name" and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the new notes or request a waiver.
--------------------------------------------------------------------------------

No Protection in the Event of a Change of Control

  The new notes will not contain any provisions which may afford holders of the new notes protection in the event of a change in control of our company or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect Holders of the new notes.

Certain Covenants

     The indenture does not contain provisions that would afford protection to you in the event of a highly leveraged transaction involving the Company.

     Restrictions on Liens. Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders (including you and any other holders of the our debt securities) or over our general creditors if we fail to pay them back. These preferential rights are called "Liens". We promise that we will not place a Lien on any of our Principal Properties, or on any shares of stock or debt of any of our Restricted Subsidiaries, to secure new debt unless we grant an equivalent or higher-ranking Lien on the same property to you and any other holders of the new notes. (Section 1008)

     However, we do not need to comply with this restriction if the amount of all debt that would be secured by Liens on Principal Properties (including the new debt and all "Attributable Debt", as described under "Restriction on Sales and Leasebacks" below, that results from a sale and leaseback transaction involving Principal Properties) is less than the greater of $400 million or 10% of our Consolidated Net Assets.

     This Restriction on Liens also does not apply to certain types of Liens, and we can disregard these Liens when we calculate the limits imposed by this restriction. We may disregard a Lien on any Principal Property or on any shares of stock or debt of any Restricted Subsidiary if:

     .  the Lien existed on the date of the indenture, or

     . the Lien existed at the time the property was acquired or at the time an entity became a Restricted Subsidiary, or

     . the Lien secures Debt that is no greater than the Acquisition Cost or the Cost of Construction on a Principal Property or Restricted Subsidiary (if the Lien is created no later than 24 months after such acquisition or completion of construction), or

     .  the Lien is in favor of us or any Subsidiary, or

     . the Lien is granted in order to assure our performance of any tender or bid on any project (and other similar Liens).

     Subject to certain limitations, we may also disregard any Lien that extends, renews or replaces any of these types of Liens.

     We and our subsidiaries are permitted to have as much unsecured debt as we may choose and except as provided in this Restriction on Liens, the indenture does not contain provisions that would afford protection to you in the event of a highly leveraged transaction involving our company.

     Restrictions on Sales and Leasebacks. We promise that neither we nor any of our Restricted Subsidiaries will enter into any sale and leaseback transaction involving a Principal Property, unless we comply with this covenant. A ``sale and leaseback transaction'' generally is an arrangement between us or a Restricted Subsidiary and any lessor (other than the Company or a Subsidiary) where we or the Restricted Subsidiary lease a Principal Property for a period in excess of three years, if such property was or will be sold by us or such Restricted Subsidiary to that lender or investor.

     We can comply with this promise in either of two different ways. First, we will be in compliance if we or a Restricted Subsidiary could grant a Lien on the Principal Property in an amount equal to the Attributable Debt for the sale and leaseback transaction without being required to grant an equivalent or higher-ranking Lien to you and the other holders of the new notes under the Restriction on Liens described above. Second, we can comply if we retire an amount of Debt ranking on a parity with, or senior to, the new notes, within 240 days of the transaction, equal to at least the net proceeds of the sale of the Principal Property that we lease in the transaction or the fair value of that property, whichever is greater. (Section 1009)

     Certain Definitions Relating to our Covenants. Following are the meanings of the terms that are important in understanding the covenants previously described. (Section 101)

     "Attributable Debt" means the total present value of the minimum rental payments called for during the term of the lease (discounted at the rate that the lessee could borrow over a similar term at the time of the transaction).

     "Consolidated Net Assets" is the consolidated assets (less reserves and certain other permitted deductible items), after subtracting all current liabilities (other than the current portion of long-term debt and Capitalized Lease Obligations) as such amounts appear on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

     "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for borrowed money or any guarantee thereof.

     A "Restricted Subsidiary" means any Subsidiary:

     .  organized and existing under the laws of the United States, and

     . the principal business of which is carried on within the United States of America, and

     . which either (1) owns or is a lessee pursuant to a capital lease of any real estate or depreciable asset which has a net book value in excess of 2% of Consolidated Net Assets, or (2) in which the investment of the Company and all its Subsidiaries exceeds 5% of Consolidated Net Assets.

     The definition of a Restricted Subsidiary does not include any Subsidiaries principally engaged in our company's timeshare or senior living services businesses, or the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof. The definition also does not include any Subsidiary formed or acquired after the date of the indenture for the purpose of developing new assets or acquiring the business or assets of another person and which does not acquire all or any substantial part of our business or assets or those of any Restricted Subsidiary.

     A "Subsidiary" is a corporation in which we and/or one or more of our other subsidiaries owns at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.

     A "Principal Property" is any parcel or groups of parcels of real estate or one or more physical facilities or depreciable assets, the net book value of which exceeds 2% of the Consolidated Net Assets.

Defeasance

     Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the new notes (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

     . We must deposit in trust for your benefit and the benefit of all other direct holders of the new notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the new notes on their various due dates.

     . There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the new notes any differently than if we did not make the deposit and just repaid the new notes ourselves. (Under current federal tax law, the deposit and our legal release from the new notes would be treated as though we took back your new notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could be required to recognize gain or loss on the new notes you give back to us.)

     . We must deliver to the trustee a legal opinion of our counsel confirming the tax law change or ruling described above.

     If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the new notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

     Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the new notes. This is called "covenant defeasance." In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the new notes. In order to achieve covenant defeasance, we must, among other things, do the following:

     . We must deposit in trust for your benefit and the benefit of all other direct holders of the new notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the new notes on their various due dates.

     . We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the new notes any differently than if we did not make the deposit and just repaid such new notes ourselves.

     If we accomplish covenant defeasance, the following provisions of the indenture with respect to the new notes would no longer apply:

     . Our promises regarding conduct of our business previously described on pages 45-47 under "Certain Covenants."

     . The condition regarding the treatment of Liens when we merge or engage in similar transactions, as previously described on page 43 under "Mergers and Similar Events."

     . The Events of Default relating to breach of covenants and acceleration of the maturity of other debt, described later on page 49 under "What Is an Event of Default?"

     If we accomplish covenant defeasance, you can still look to us for repayment of the new notes if there were a shortfall in the trust deposit. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the new notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

Default and Related Matters

Events of Default

     You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection.

     What Is An Event of Default? The term "Event of Default" means any of the following:

     . We do not pay the principal or any premium on a new note on its due date.

     .  We do not pay interest on a new note within 30 days of its due date.

     . We remain in breach of a covenant described on pages 45-47 or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of new notes.

     . We or any Restricted Subsidiary default on other debt (excluding any non-recourse debt) which totals over $100 million (or 4% of our Consolidated Net Assets, whichever amount is greater) and the lenders of such debt shall have taken affirmative action to enforce the payment of such debt, and this repayment obligation remains accelerated for 10 days after we receive a notice of default as described in the previous paragraph.

     . We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. (Section 501)

     A payment default or other default under one series of new notes may, but will not necessarily, cause a default to occur under any other series of new notes issued under the indenture.

     Remedies If an Event of Default Occurs. If an Event of Default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the new notes may declare the entire principal amount of all the new notes to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the new notes will be automatically accelerated, without any action by the trustee or any Holder. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the new notes. (Section 502)

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding new notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the new notes, the following must occur:

     . You must give the trustee written notice that an Event of Default has occurred and remains uncured.

     . The holders of 25% in principal amount of all outstanding new notes must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

     . The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your new notes on or after its due date. (Section 508)

--------------------------------------------------------------------------------
      "Street name" and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.
--------------------------------------------------------------------------------

     We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the new notes, or else specifying any default. (Section 1004)

Regarding the Trustee

     The Chase Manhattan Bank is the trustee, security registrar and paying agent under the indenture. We have certain existing banking relationships with The Chase Manhattan Bank, including that one of its affiliates is a lender under our revolving credit facility.

     If an Event of Default (or an event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded) occurs, the trustee may be considered to have a conflicting interest with respect to the new notes for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the indenture and we would be required to appoint a successor trustee.

Book-Entry System

     The global security will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Ownership of beneficial interests in the global security will be limited to DTC participants and to persons that may hold interests through institutions that have accounts with DTC, known as participants. Beneficial interests in such global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for such global security.

     DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in the accounts of its participants. The electronic book entry system eliminates the need for physical transfer and delivery of certificates. DTC's participants include:

  .  securities brokers and dealers;

  .  banks;

  .  trust companies;

  .  clearing corporations; and

  . certain other organizations, some of which, and/or their representatives, own
     DTC.

  Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC's book-entry system.

  The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the new notes represented by a global security will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

  Principal and interest payments on any new notes represented by a global security will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the new notes represented by such global security for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

  . any aspect of DTC's records relating to, or payments made on account of, beneficial ownership interests in any new notes represented by a global security;

  . any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in a global security held through such participants; or

  . the maintenance, supervision or review of any of DTC's records relating to such beneficial ownership interests.

  DTC has advised us that upon receipt of any payment of principal of or interest on a note represented by a global security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on DTC's records. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of those participants.

  A global security can only be transferred:

  .  as a whole by DTC to one of its nominees;

  .  as a whole by a nominee of DTC to DTC or another nominee of DTC; or

  . as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of such successor.

  Except as described above under "--Special Situations When a Global Security Will Be Terminated" and "--Exchanges Between Global Notes", (1) owners of beneficial interests in a global security will not be entitled to receive physical delivery of new notes in definitive form and will not be considered the holders of the new notes for any purpose under the indenture and (2) no new notes represented by a global security will be exchangeable. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC, and if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture or such global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

  We understand that under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the indenture, then (1) DTC would authorize the participants holding the relevant beneficial interests to take such action and (2) such participants would authorize the beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  .  DTC has provided the following information to us.  DTC is:

  . a limited-purpose trust company organized under the laws of the State of New York;

  .  a "banking organization" within the meaning of the New York Banking Law;

  .  a member of the Federal Reserve System;

  . a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  .  a "clearing agency" registered under the Exchange Act.

                             PLAN OF DISTRIBUTION

     This prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers in connection with resales of new notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. Each Participating Broker-Dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any Participating Broker-Dealer that acquired initial notes as a result of market making activities or other trading activities and who resells new notes that were received by it pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

     The validity of the new notes will be passed upon for us by our Law Department. Certain federal income tax matters will be passed upon for us by Gibson, Dunn & Crutcher LLP, Washington, D.C. Attorneys in our Law Department own shares of our common stock, and hold stock options, deferred stock and restricted stock awards under our 1998 Comprehensive Stock and Cash Incentive Plan and may receive additional awards under such plan in the future.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving such reports.

                                 $300,000,000

                                Exchange Offer

                                     LOGO


                         Marriott International, Inc.


                    $300,000,000 7% Series E Notes due 2008


                                  PROSPECTUS

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Article Eleventh and Article Sixteenth of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Section 7.7 of the Company's Restated Bylaws limit the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty. These provisions of the Company Certificate and Bylaws are collectively referred to herein as the "Director Liability and Indemnification Provisions."

     The Director Liability and Indemnification Provisions define and clarify the rights of individuals, including Company directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of litigation against them. These provisions are consistent with Section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing Delaware General Corporation Law provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the federal securities laws.

     In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its shareholders. Decisions made on that basis are protected by the so-called "business judgment rule." The business judgment rule is designed to protect directors from personal liability to the corporation or its shareholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve, as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual's willingness to serve as director of a Delaware corporation. The Delaware General Corporation law has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

     This description of the Director Liability and Indemnification Provisions is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and the Company Bylaws, each of which has been filed with the SEC.

Item 21.      Exhibits and Financial Statement Schedules.


       (a)    Exhibits


     3.1 Third Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3 to our Form 10-Q for fiscal quarter ended June 18, 1999)

     3.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.3 to our Form 10-K for the fiscal year ended January 1, 1999)

     3.3 Amended and Restated Rights Agreement dated as of August 9, 1999 with the Bank of New York, as rights Agent (incorporated by reference to Exhibit No. 4.1 to our Form 10-Q for fiscal quarter ended September 10, 1999)

     3.4 Certificate of Designation, Preferences and Rights of the Marriott International, Inc. ESOP Convertible Preferred Stock (incorporated by reference to Exhibit No. 3.1 to our Form 10-Q for fiscal quarter ended June 16, 2000)

     3.5 Certificate of Designation, Preferences and Rights of the Marriott International, Inc. Capped Convertible Preferred Stock (incorporated by reference to Exhibit No. 3.2 to our Form 10-Q for fiscal quarter ended June 16, 2000)

     4.1 Indenture between the Company and The Chase Manhattan Bank, as trustee, dated as of November 16, 1998 (incorporated by reference to Exhibit 4.1 to our Form 10-K for the fiscal year ended January 1, 1999)

     4.2 Registration Rights Agreement among the Company and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Banc of America Securities LLC, Banc One Capital Markets, Inc., Deutsche Bank Securities Inc., Lehman Brothers Inc., Salomon Smith Barney Inc. and Scotia Capital (USA) Inc., dated as of January 16, 2001 +

     4.3       Form of 7% Series E Note due 2008.  +

     5.1 Opinion of Marriott International, Inc.'s Law Department regarding the legal validity of the securities being registered for issuance +

     8.1 Opinion of Gibson, Dunn & Crutcher LLP regarding certain federal income tax matters

     12 Statement re Computation of Ratios (incorporated by reference to Exhibit 12 to our Form 10-K for the fiscal year ended December 29, 2000)

     23.1      Consent of Arthur Andersen LLP

     23.2 Consent of Marriott International, Inc.'s Law Department (included in its opinion filed as Exhibit 5.1 hereto) +

     23.3 Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit 8.1 hereto) +

     24.1      Powers of Attorney (included on the signature page hereto)  +

     25.1      Statement of eligibility of trustee under the indenture, on Form
               T-1 +

     99.1      Form of Letter of Transmittal +

               +   Previously filed.


     (b)  Financial Statement Schedules

     Schedules are omitted because of the absence of conditions under which they are required under the pertinent portion of the instructions for Form S-4.

     (c)  Opinion Materially Relating to the Transaction

     None.

Item 22.  Undertakings.

          (1)      The undersigned registrant hereby undertakes

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


     (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


     (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on May 25, 2001.


                                        MARRIOTT INTERNATIONAL, INC.

                                        By:  /s/ J.W. Marriott, Jr.*
                                             -----------------------
                                             J.W. Marriott, Jr.
                                             Chairman of the Board and
                                             Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



Signature                                             Title                                            Date
/s/ J.W. Marriott, Jr.*                       Chairman of the Board and Chief                      May 25, 2001
------------------------------------          Executive Officer  (Principal
J.W.  Marriott, Jr.                           Executive Officer)

/s/ Arne M.  Sorenson                         Executive Vice President and Chief                   May 25, 2001
------------------------------------          Financial Officer
Arne M.  Sorenson                             (Principal Financial Officer)

/s/ Linda A.  Bartlett*                       Vice President - Finance and                         May 25, 2001
------------------------------------          Controller
Linda A.  Bartlett                            (Principal Accounting Officer)

/s/ William J.  Shaw*                         President, Chief Operating Officer                   May 25, 2001
------------------------------------          and Director
William J.  Shaw

/s/ Richard E.  Marriott*                     Director                                             May 25, 2001
------------------------------------
Richard E.  Marriott

/s/ Henry Cheng Kar-Shun*                     Director                                             May 25, 2001
------------------------------------
Henry Cheng Kar-Shun

/s/ Gilbert M.  Grosvenor*                    Director                                             May 25, 2001
------------------------------------
Gilbert M.  Grosvenor

/s/ Floretta Dukes McKenzie*                  Director                                             May 25, 2001
------------------------------------
Floretta Dukes McKenzie

/s/ Harry J.  Pearce*                         Director                                             May 25, 2001
------------------------------------
Harry J.  Pearce

/s/ W. Mitt Romney*                               Director                                      May 25, 2001
------------------------------------
W.  Mitt Romney

/s/ Roger W.  Sant*                               Director                                      May 25, 2001
------------------------------------
Roger W.  Sant

/s/ Lawrence M.  Small*                           Director                                      May 25, 2001
------------------------------------
Lawrence M.  Small




     *By:   /s/ Arne M.  Sorenson
           ------------------------
           Arne M.  Sorenson
           Attorney-in-fact